THIRD AMENDMENT TO EQUIPMENT LEASE AGREEMENT

This THIRD AMENDMENT TO EQUIPMENT LEASE AGREEMENT (this “Amendment”) is dated effective as of July 11, 2011, and is entered into by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and LEHIGH VALLEY HOSPITAL, a not-for-profit Pennsylvania hospital corporation (“LVH”), with reference to the following facts:

Recitals:

A.           GKF and LVH are parties to a certain Equipment Lease Agreement dated May 28, 2003, as amended by (i) a certain First Amendment to Equipment Lease Agreement dated November 29, 2006 (the “First Amendment”), and (ii) a certain Second Amendment to Equipment Lease Agreement dated March 2, 2011 (the “Second Amendment), pursuant to which LVH leases a Leksell Stereotactic Gamma Unit from GKF.  Such Equipment Lease Agreement, as amended by the First Amendment, the Second Amendment and this Third Amendment, is hereinafter referred to as the “Lease.”

B.           The parties desire to further amend the Lease as set forth herein, among other things, to amend (i) the date on which a portion of the Termination Payment is due, and (ii) the date on which title to the Perfexion will transfer to LVH.

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement:

1.           Defined Terms.  Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.           Termination Payment.  Section 4.b of the Second Amendment is hereby deleted in its entirety and replaced with the following:

“b.           On or before July 15, 2011, LVH shall pay to GKF the sum of Three Million Dollars ($3,000,000) (the “Second Installment”); and”.

3.           Transfer of Title to the Perfexion.  The first sentence of Section 5 of the Second Amendment is hereby deleted in its entirety and replaced with the following:

“Within ten (10) days after GKF’s receipt of the full amount of the Second Installment, GKF shall execute and deliver to LVH a Bill of Sale in the form attached hereto as Exhibit D, pursuant to which GKF shall transfer to LVH, all of GKF’s right, title and interest in and to the Perfexion, free and clear of all liens and encumbrances.”

4.           Security Interest in Perfexion.  In consideration of the transfer by GKF to LVH of title to the Perfexion prior to payment in full of the Termination Payment, LVH hereby grants to GKF a security interest in the Perfexion (and any proceeds thereof) (the “Collateral”) to secure the prompt, full and complete payment of the balance of the Termination Payment owed by LVH, and GKF shall be authorized to perfect its security interest in the Collateral by filing financing statements.  Upon full and complete payment of the Termination Payment, such security interest shall be released, and GKF shall execute and deliver any necessary instruments of title, release, reassignment and delivery to release such security interest.  In the event of a default in the payment in full of the Termination Payment that remains uncured for more than thirty (30) days following written notice to LVH, GKF shall have any and all rights, powers and remedies with respect to the Collateral as provided by applicable laws or equity.

5.           Coordination of the Perfexion Installation and De-Installation of the Model C.  It is acknowledged that the Perfexion shall be installed at LVH’s Cedar Crest campus in Allentown, PA (the “Cedar Crest Site”); however, notwithstanding Section 7 of the Second Amendment, (a) the unloading, de-installation and removal of the Model C (from LVH’s Muhlenberg campus in Bethlehem, PA) and the Cobalt source loading and unloading from Perfexion and the Model C, shall be done separately and not within a single episode by the third party vendor; (b) GKF shall pay for the additional costs for such third party vendor (i.e., loader) related to such separate episodes; and (c) GKF shall pay for storing and warehousing the Perfexion until December 31, 2011, or the date on which the Perfexion is delivered to the Cedar Crest Site, whichever occurs earlier.  It is acknowledged that GKF shall have no responsibility at any time to procure and/or maintain any loss or damage insurance for the Perfexion, and that Elekta will be responsible for procuring and maintaining such insurance until such time as the Perfexion is installed at the Cedar Crest Site.

6.           Obligations Following the Unloading, De-installation and Removal of the Model C.  Following the unloading, de-installation and removal of the Model C located at LVH, neither party shall have any further obligations under the Lease, other than (a) LVH’s obligation to pay the Termination Payment to GKF; and (b) subject to Section 8.a of the Second Amendment, the parties’ respective obligations which arose under the Lease prior to such unloading, de-installation and removal of the Model C, including, without limitation, LVH’s obligation to pay Lease Payments to GKF for those Procedures performed prior to the Transition Period Commencement Date.

7.           Full Force and Effect.  Except as amended by this Amendment, all of the terms and provisions of the Lease shall remain in full force and effect.  To the extent any of the terms of the Lease conflict with the terms of this Amendment, the terms and provisions of this Amendment shall prevail and control.

8.           Miscellaneous.  This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument.  The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.  This Amendment together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

GKF:		LVH:

GK FINANCING, LLC		LEHIGH VALLEY HOSPITAL

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Ronald W. Swinfard, M.D.
	Ernest A. Bates, M.D.		Ronald W. Swinfard, MD
	Policy Committee Member		President and CEO